Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6671

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS RECORD 4th QUARTER

AND FULL YEAR SALES

Full Year Reported EPS Exceeds Management’s Previous Guidance

Company Reaffirms FY’05 EPS Guidance of $2.35 to $2.45

GREENWICH, CT, USA, March 15, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, reported today that fourth quarter Net Sales increased 28% to $486.4 million versus sales of $380.5 million a year earlier.  Operating Profit declined 2% to $38.3 million from $39.0 million in the prior year period.  Excluding the effect of certain charges in both years, described below, fourth quarter fiscal 2004 Operating Profit would have increased 48% to $61.4 million for fiscal year 2004 compared to $41.6 million for fiscal year 2003.  Diluted Net Earnings Per Share for the fourth quarter were $0.45 compared to $0.50 for the same period last year.  Last year’s fourth quarter EPS of $0.50 included a pre-tax impairment charge of $2.6 million related to placing the Company’s U.K.-based specialty retailer Wax Lyrical into receivership, which negatively impacted Earnings Per Share by $0.05.  In the fourth quarter of fiscal year 2004, the Company recorded restructuring and impairment charges of $23.0 million, which was slightly below previously announced estimates.  These charges resulted primarily from the rationalization and alignment of its Candles & Home Fragrance segment operations given changing marketplace and global supply chain requirements, which negatively impacted Earnings Per Share by $0.30 this year.  Excluding the effect of these charges in both years, fourth quarter fiscal 2004 earnings per share would have increased 36% to $0.75 compared to $0.55 in last year’s fourth quarter.

Net Sales for the fiscal year ended January 31, 2004 reached a new financial milestone, increasing 17% to $1,505.6 million versus $1,288.6 million reported a year ago.  Operating Profit for the twelve-month period was $153.1 million compared to $155.5 million a year earlier.  Excluding the effects of all restructuring and impairment charges in both years, full year Operating Profit would have increased 12% to $176.9 million.  Diluted Net Earnings Per Share were $1.88 versus $1.83 last year, an increase of 3%.  Excluding the impact of the goodwill impairment charge taken in the first quarter of fiscal year 2003 due to a change in accounting principle effected by SFAS 142, as well as the fourth quarter charge related to Wax Lyrical, Diluted Net Earnings Per Share for fiscal year 2003 would have been $1.98.  Including the $0.8 million charge recorded in the third quarter related to the closure of our Hyannis, Massachusetts manufacturing facility, fiscal 2004 restructuring and impairment charges totaled $23.8 million.  These charges are discussed in more detail below.  Excluding the effects of all aforementioned charges in both years, fiscal year 2004 Diluted Net Earnings Per Share would have increased 11% to $2.19 from $1.98.

Management noted that fiscal 2004 cash flow from operations was approximately $172 million and was the result of strong earnings and continued improvements in working capital management.  Full year capital spending totaled $21.7 million.  The Company ended fiscal year 2004 with $225 million of cash on its balance sheet.

Commenting on the fourth quarter and full year results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Following a challenging year dominated by retailer caution and delayed ordering in the wholesale channel, we began to see indications for future improvement during the fourth quarter.  Fourth quarter sales results showed improvement in several of our existing businesses and, combined with the successful execution of Blyth’s acquisition strategy, enabled us to exceed our corporate goal of 10%+ annual sales growth.”

Mr. Goergen continued, “As a result of our previously-announced restructuring efforts, Blyth has positioned its manufacturing and sourcing capabilities more efficiently within its global supply chain.  The savings from these activities will largely be reinvested in numerous organic strategic initiatives taking place across the Company.”

The Company’s fourth quarter results were influenced by several factors.  Within the Candles & Home Fragrance segment, PartyLite Worldwide, the Company’s direct selling business unit, reported fourth quarter sales growth of 10% as Canadian and European increases offset flat results in PartyLite’s U.S. market.  Blyth HomeScents International, the Company’s Candles & Home Fragrance segment consumer wholesale businesses, reported fourth quarter sales growth of 4% in North America on the strength of core premium brands, as well as over 20% growth overall in Europe.  Finally, in the Creative Expressions segment, mixed fourth quarter results within the Company’s existing businesses resulted in sales that were approximately equal to last year, though the segment’s sales overall increased significantly due to recent acquisitions.

The following four paragraphs describe the components of the $23.0 million (pre-tax) fourth quarter charges:

The carrying value of certain equipment in Blyth’s North American and European manufacturing facilities was written down, resulting in a fourth quarter non-cash charge of $10.7 million (pre-tax).  The write-down was a result of significant productivity increases in recent years, as well as a product shift from candle forms such as pillars and tapers towards filled containers, votives and tealights.  The moderation of growth in the home fragrance category has also resulted in industry-wide excess capacity and thus impacted the carrying value of certain equipment.

Within its home fragrance business, the Company acquired several consumer wholesale brands over the past decade and is focusing its sales and marketing resources on fewer brands.  The Company is discontinuing the Canterbury® brand and, as a result, recorded a fourth quarter non-cash impairment charge of $4.2 million (pre-tax) related to the Canterbury® brand.

The Company recorded a fourth quarter impairment charge of $3.1 million (pre-tax) related to the closure of its Hyannis manufacturing facility at the end of January 2004.  This facility, the Company’s smallest, is located in a busy downtown area of Cape Cod, making the transportation of raw materials and finished products to and from the location challenging.  Operations have been consolidated into Blyth’s state-of-the-art manufacturing facility in Batavia, Illinois.

Additional fourth quarter charges totaling $5.0 million (pre-tax) were recorded related primarily to severance and personnel costs associated with the restructuring of Blyth HomeScents International — North America, the consolidation of the Company’s Temecula, California potpourri operations and the closure of five of the Company’s candle outlet stores.

In total, approximately $3.0 million of the $23.0 million charges recorded in the fourth quarter are cash charges.

On a segment basis, fourth quarter Net Sales in the candles and home fragrance products businesses were $377.6 million, compared to $347.1 million in the prior year period.  Operating income for this segment was $35.4 million, compared to $41.2 million in last year’s fourth quarter.  Net sales in the Creative Expressions businesses totaled $108.8 million versus $33.4 million one year ago, and operating profit in this segment was $2.9 million compared to operating losses of $2.2 million in the prior year period.  This year’s results included $23.0 million in restructuring and impairment charges, noted above, of which $22.6 million relates to the Candles & Home Fragrance segment and $0.4 million relates to the Creative Expressions segment.  The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

For the full year, Net Sales in the Candles & Home Fragrance segment were $1,119.5 million, compared to $1,084.6 million in the prior year period.  Operating income for this segment declined to $120.2 million from $129.3 million last year due to the restructuring and impairment charges referenced earlier.  Net sales in the Creative Expressions segment totaled $386.1 million versus $204.0 million one year ago, and operating income in this segment was $32.8 million compared to $26.3 million in the prior year period.  Increases in this segment of Blyth’s business were primarily attributable to the inclusion of the fiscal year 2004 acquisitions of Miles Kimball, Kaemingk and Walter Drake, which more than offset declines in the Company’s premium and mass channel seasonal Creative Expressions business.  The Creative Expressions segment accounted for 26% of Blyth’s sales and 21% of operating profit in fiscal year 2004.

Blyth’s management also issued guidance for the first quarter and reiterated guidance for the full year fiscal 2005.  While it does not intend to issue guidance every quarter, the Company recognizes that recent acquisitions have impacted quarterly sales and earnings trends.  As discussed in the Company’s press release on January 29th, the Company has taken into account the impact of the following factors in making its first quarter and full year projections: effects of the aforementioned restructuring charges; the accretive effect of the Walter Drake acquisition; costs associated with several significant, organic strategic investments that management expects to make over the coming year in several of its businesses, the positive financial impact of which is not expected to be recognized for several years; the fact that Miles Kimball and Kaemingk, acquired in April and June of fiscal year 2004, respectively, typically experience seasonal losses in the early part of the year; and, significant incremental expenses associated with compliance with the Sarbanes-Oxley Act of 2002.  Specifically related to the first quarter, the Company stated today that, in addition to the previously noted factors listed above, early indications suggest mixed first quarter sales results among of the Company’s businesses.   In addition, interest expense associated with Blyth’s $100 million bond offering issued last October and debt associated with its fiscal year 2004 acquisitions will impact first quarter Earnings Per Share, which are expected to range from $0.35 to $0.40.  Management also reiterated that fiscal year 2005 Earnings Per Share are expected to be $2.35 to $2.45, as announced previously on January 29th.

A conference call with management will be conducted today at 10 a.m. (eastern) and will be broadcast live over the Internet, at www.blyth.com. The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  The Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions segment, Blyth also designs and markets a broad range of home décor, household convenience products and gifts under the CBK®, Miles Kimball®, Walter Drake® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial, Gies®, Ambria®, Carolina® and Kaemingk® brands.

Additional information about Blyth, Inc. can be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our present and future restructurings, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended January 31, 2004	Three Months Ended January 31, 2003	Twelve Months Ended January 31, 2004	Twelve Months Ended January 31, 2003

Net sales	$486,413	$380,485	$1,505,573	$1,288,583
Cost of goods sold	255,624	195,010	781,898	648,281
Gross profit	230,789	185,475	723,675	640,302
Selling	134,070	110,877	417,768	363,835
Administrative	35,345	32,999	129,021	118,329
Restructuring and impairment charges	23,042	2,621	23,809	2,621
	192,457	146,497	570,598	484,785
Operating profit	38,332	38,978	153,077	155,517
Other expense(income)
Interest expense	5,648	3,518	17,443	14,664
Interest income/other	(80)	(984)	(1,330)	(1,737)
Equity in earnings of investee	(70)	(87)	71	33
	5,498	2,447	16,184	12,960
Earnings before income taxes, minority interest and cumulative effect of change in accounting principle	32,834	36,531	136,893	142,557
Income tax expense	12,085	13,590	50,377	53,032
Earnings before minority interest and cumulative effect			—	—
of change in accounting principle	20,749	22,941	86,516	89,525
Minority interest	45	—	165	—
Earnings before cumulative effect of change in accounting principle	20,704	22,941	86,351	89,525
Cumulative effect of change in accounting principle, net of taxes of $2,887	—	—	—	(4,515)
Net earnings	$20,704	$22,941	$86,351	$85,010

Basic:
Earnings per common share before cumulative effect of change in accounting principle	0.45	0.50	1.89	1.94
Cumulative effect of change in accounting principle	—	—	—	(0.10)
	0.45	0.50	1.89	1.84
Weighted average number of shares outstanding	45,575	46,104	45,771	46,256

Diluted:
Earnings per common share before cumulative effect of change in accounting principle	0.45	0.50	1.88	1.93
Cumulative effect of change in accounting principle	—	—	—	(0.10)
	0.45	0.50	1.88	1.83
Weighted average number of shares outstanding	45,989	46,334	46,027	46,515

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2004	January 31, 2003
Assets
Cash and Cash Equivalents	$225,340	$168,596
Accounts Receivable, Net	104,502	82,913
Inventories	208,581	187,935
Property, Plant & Equipment, Net	260,599	244,798
Other Assets	361,228	202,416
	$1,160,250	$886,658

Liabilities and Stockholders’ Equity
Bank Debt	$33,123	$12,097
Senior Notes	7,143	10,714
Bond Debt	249,150	153,324
Other Liabilities	244,683	171,059
Stockholders’ Equity	626,151	539,464
	$1,160,250	$886,658